EXHIBIT 1.7

CONSENT OF INDEPENDENT AUDITORS





























1A-11-1





Acknowledgment of independent Registered Public Accounting Firm
We agree to the inclusion in this Regulation A Offering Circular of our report* dated December 5, 2020 with respect to the financial statements of* DECENTRALIZED CRYPTO FINIANCIAL INC. as of August 31st, 2020, filed* with the Securities and Exchange Commission.*
Chesapeake Financial Corp.*
Centreville, VA March 1, 2022*